                                                                   Exhibit 24.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
YieldUP International Corporation:



We consent to incorporation by reference in the registration statement
(No. 333-19645) on Form S-3 dated January 10, 1997, as amended on February 18, 1997, as amended on March 3, 1997 and as amended on March 10, 1997 of YieldUP International Corporation of our report dated February 5, 1997, relating to the balance sheet of YieldUP International Corporation as of December 31, 1996 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period then ended, which report appears in the December 31, 1996, annual report on Form 10-KSB/A of YieldUP International Corporation and to the reference to our firm under the heading "Experts" in the prospectus.



Our report dated February 5, 1997, contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                      KPMG Peat Marwick LLP



San Jose, California
March 10, 1997